Exhibit 99.1

CENTERPLATE REPORTS THIRD QUARTER 2004 RESULTS

Loss of Padres, Reduced Attendance at MLB Account
Affects Third Quarter Results

SPARTANBURG, S.C., November 1, 2004 – Centerplate, Inc. (formerly Volume Services America Holdings, Inc.) (AMEX: CVP; TSX: CVP.un), a leading provider of catering, concessions, merchandise and facilities management services, today reported financial results for the third quarter and fiscal year-to-date ended September 28, 2004.

The company reported that net sales for the quarter ended September 28, 2004 decreased by 6.3% to $201.1 million from $214.6 million for the quarter ended September 30, 2003. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the third quarter of 2004 were $21.7 million compared to $23.8 million for the third quarter of 2003. The difference in net sales and adjusted EBITDA was due primarily to the loss of the San Diego Padres, which moved to a facility not served by Centerplate, a decrease in attendance levels at another of the company’s Major League Baseball facilities and four fewer National Football League (NFL) games at company NFL facilities in the third quarter compared to the third quarter of 2003.

For the 39 weeks ended September 28, 2004, net sales decreased by 2.3% to $473.0 million from $484.3 million during the comparable period in 2003. Adjusted EBITDA decreased by 4.1% to $41.9 million in 2004 from $43.7 million in 2003.

For the third quarter 2004, Centerplate reported net income of $5.7 million versus net income of $10.7 million in the third quarter of 2003. The decline was primarily the result of a decrease in income before taxes of $1.5 million due to the factors described above and an increase in the effective tax rate during the third quarter of 2004. For the 39 weeks ended September 28, 2004, the company reported net income of $2.0 million compared to net income in the comparable period of 2003 of $7.0 million. The change in net income for 2004 was primiarily the result of the completion of the tender for the company’s 1999 high-yield notes and a higher effective income tax rate due to the change in the fair value of a derivative (summarized below).

“We are encouraged that we saw modest growth in our convention center business during the quarter, “said Lawrence E. Honig, Chairman and CEO. “However, we continue to be affected by the relocation of the San Diego Padres and were disappointed by the reduced attendance at one of our MLB facilities in what is typically our strongest quarter of the year.”

On a per share basis, Centerplate reported net income of $0.25 per share for the third quarter of 2004 versus net income of $0.78 per share for the comparable period of 2003, and net income for the year-to-date period ended September 28, 2004 of $0.07 per share versus net income of $0.51 per share for the comparable period of 2003.

Centerplate will make its 11th monthly distribution to IDS holders on November 19, 2004 at the anticipated annual rate of approximately $1.56 per IDS.

As previously disclosed, the company has determined that the portion of the stock owned by the initial equity investors exchangeable for subordinated notes should be treated as mezzanine equity and that the option to effect such an exchange represents a derivative that should be recorded at fair value on the company’s balance sheet. The company has further determined that it must reflect two classes of stock on its financial statements as a result of the initial equity investors’ option to effect such an exchange. This accounting treatment is reflected in the attached financials and will be reflected in the company’s Form 10-Q for the third quarter ended September 28, 2004. The company also intends to file amendments to its Forms 10-Q for the quarters ended March 30, 2004 and June 29, 2004 and its Form 10-K for the year ended

December 30, 2003 to reflect this accounting treatment and related changes. These amendments will not affect the company’s adjusted EBITDA or ability to pay dividends.

Centerplate will discuss its third quarter and fiscal year-to-date 2004 financial results on a conference call at 10:00 a.m. on Tuesday, November 2, 2004. Interested parties may participate in the call by dialing 877-692-2590 approximately 10 minutes before the call is scheduled to begin. International callers should dial 973-935-8508. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 12:00 noon on November 2, 2004 through midnight on November 7, 2004. The replay can be accessed domestically by dialing 877-519-4471. For international callers, the dial-in number is 973-341-3080. The passcode for the call is 5342689.

About Centerplate

Centerplate, formerly Volume Services America Holdings, Inc., is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

Presentation of Information in this Press Release

Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.

Forward-Looking Statements

The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, adverse weather conditions and other factors, as well as the risks identified in the prospectus relating to the offering of IDSs, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(in thousands, except share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2004	2003	2004	2003
Net sales	$201,066	$214,636	$473,027	$484,269
Cost of sales	161,933	173,378	384,626	395,697
Selling, general and administrative expense	17,514	17,719	46,657	45,271
Depreciation and amortization	6,656	6,956	20,135	20,326
Contract related losses	—	—	121	647

Operating income	14,963	16,583	21,488	22,328

Interest expense	4,759	4,833	18,787	15,028
Other income, net	(75)	(8)	(170)	(27)

Income before income taxes	10,279	11,758	2,871	7,327
Income tax provision	4,546	1,084	921	322

Net income	5,733	10,674	1,950	7,005
Accretion of conversion option	0	0	(317)	0

Net income available to common stock with or without the conversion option	5,733	10,674	1,633	7,005

Basic net income per share with conversion option	$0.25	$—	$0.15	$—

Diluted net income per share with conversion option	$0.25	$—	$0.15	$—

Basic net income per share without conversion option	$0.25	$0.78	$0.07	$0.51

Diluted net income per share without conversion option	$0.25	$0.78	$0.07	$0.51

Weighted average shares outstanding with conversion option	4,060,997	—	4,060,997	—
Weighted average shares outstanding without conversion option	18,463,995	13,612,829	18,463,995	13,612,829

Total weighted average shares outstanding	22,524,992	13,612,829	22,524,992	13,612,829

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2004	2003	2004	2003
Net income	$5,733	$10,674	$1,950	$7,005
Income tax provision	4,546	1,084	921	322

Income before income taxes	10,279	11,758	2,871	7,327
Adjustments:
Interest expense(1)	4,759	4,833	18,787	15,028
Depreciation and amortization	6,656	6,956	20,135	20,326

EBITDA(2)	$21,694	$23,547	$41,793	$42,681

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$21,694	$23,547	$41,793	$42,681
Adjustments:
Contract related losses(3)	—	—	121	647
Non-cash compensation	—	160	—	64
Management fees paid to affiliates of Blackstone and GE Capital(4)	—	104	—	313

Adjusted EBITDA(2)	$21,694	$23,811	$41,914	$43,705

(1)	Included in interest expense for the 13 and 39 week periods ended September 28, 2004 is ($0.6) million and $1.1 million, respectively, related to the change in the fair value of our derivatives. In addition, included in the 39 weeks ended September 28, 2004 is $1.2 million in expenses related to the repurchase of the remaining $12.3 million senior subordinated notes issued in 1999 of which $0.3 million is amortization expense.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Contract related losses reflect non-cash charges incurred for the write-off of assets for certain terminated accounts.

(4)	Management fees in the fiscal 2003 period represent fees paid to former majority owners for certain administrative and management functions.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)
(in thousands)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 28,	September 30,	September 28,	September 30,
	2004	2003	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,733	$10,674	$1,950	$7,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,656	6,956	20,135	20,326
Amortization of deferred financing costs	382	358	1,433	1,073
Contract related losses	—	—	121	647
Non-cash compensation	—	160	—	64
Derivative non-cash interest	(613)	—	1,142	—
Deferred tax change	4,459	1,084	834	322
Other	252	(16)	143	544
Gain (loss) on disposition of assets	43	1	50	(64)
Changes in assets and liabilities	3,063	8,360	15,800	15,498

Net cash provided by operating activities	19,975	27,577	41,608	45,415

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(2,565)	(1,592)	(5,684)	(6,302)
Proceeds from sale of property and equipment	719	—	809	—
Contract rights acquired, net	(5,721)	(3,016)	(7,679)	(13,497)
Return of unamortized capital investment	5,383	—	11,531	—

Net cash used in investing activities	(2,184)	(4,608)	(1,023)	(19,799)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	—	(287)	—	(862)
Net repayments — revolving loans	—	(10,500)	(4,000)	(10,000)
Principal payments to redeem senior subordinated notes	—	—	(12,250)	—
Payment of financing costs	(29)	—	(380)	—
Payment of debt issuance costs	—	—	(267)	—
Transfers from restricted cash	—	—	13,628	—
Loans to related parties	—	(67)	—	(67)
Dividend payments	(4,461)	—	(13,875)	—
Increase (decrease) in bank overdrafts	(717)	(75)	(617)	2,144

Net cash used in financing activities	(5,207)	(10,929)	(17,761)	(8,785)

INCREASE IN CASH AND CASH EQUIVALENTS	12,584	12,040	22,824	16,831
CASH AND CASH EQUIVALENTS:
Beginning of period	33,169	15,165	22,929	10,374

End of period	$45,753	$27,205	$45,753	$27,205

CENTERPLATE, INC.

SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(in thousands)

	September 28,	December 30,
	2004	2003
ASSETS
Current assets	$99,084	$76,602
Property and equipment, net	48,978	52,751
Contract rights, net	84,874	101,512
Cost in excess of net assets acquired	46,457	46,457
Deferred financing costs, net	11,964	13,017
Other assets	31,880	31,934

TOTAL ASSETS	$323,237	$322,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$88,991	$79,422
Long-term debt	170,245	170,245
Other liabilities	7,893	4,944
Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,035
Total stockholders’ equity	41,756	53,627

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$323,237	$322,273